EFP ROTENBERG LLP
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Certified Public Accountants | Business Consultants

January 15, 2014

Mr. Marc Askenasi, Chief Executive Officer
Mr. J. Graham Simmonds, Interim CFO
Mr. Gerald Goldberg, Director
InterAmerican Gaming, Inc.
110 Yonge Street, Suite 1602
Toronto, Ontario Canada M5C 1T4

Dear Messrs. Askenasi, Simmonds and Goldberg:

This is to confirm that the client-auditor relationship between InterAmerican Gaming, Inc. (Commission File Number 000-31639) and EFP Rotenberg, LLP has ceased.

Sincerely,

EFP Rotenberg, LLP

EFP Rotenberg, LLP
Rochester, NY

/sab

cc: PCAOB Letter File
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561